TERMINATION AGREEMENT

             THIS TERMINATION AGREEMENT (“Agreement”) is effective June 30, 2001, by and between Venture One Real Estate, LLC, an Illinois limited liability company (“Venture”) and RESoft, Inc., a Delaware corporation (“RESoft”).

WITNESSETH:

             WHEREAS, Venture and RESoft entered into a certain exclusive agency and representation agreement dated September 1, 2000, a copy of which is attached hereto as Exhibit A (“Agency Agreement”); and

             WHEREAS, Venture and RESoft desire to terminate the Agency Agreement.  This is Subject to the completion of the Asset Purchase Agreement between Resoft Inc and IntraNet Solutions, Inc. dated July 2, 2001.

             NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for one dollar and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto hereby agree as follows:

             1.          The recitals set forth above are true and correct in all material respects and are incorporated herein by reference.

             2.          Venture and RESoft agree the Agency Agreement is terminated in all respects, with neither party having any rights or obligations thereunder.

             3.          In consideration for such termination, and in full satisfaction of and claims of Venture pursuant to the Agency Agreement, RESoft agrees to pay to Venture the sum of a) direct expenses incurred totaling $43,964 no later than August 15, 2001 without interest; and, b) $262,500 no later than October 15, 2001 without interest; and, c) direct expenses incurred between July 1, 2001 and August 31, 2001 related to Tanya Splan, as mutually agreed between the parties.  Such amount shall be evidenced by a promissory note between the parties.

             4.          Venture, its successors, subsidiaries, affiliates, assigns, officers, shareholders, directors, partners, agents, and their respective heirs and legal representatives do hereby release and discharge RESoft and its successors, subsidiaries, parent company (specifically including Stonehaven), affiliates, assigns, officers, shareholders, directors, partners, agents, and their respective heirs and legal representatives from all claims which they now have, ever had, or may hereinafter have in any way related to the Agency Agreement and any other document, agreement or thing whatsoever between Venture and RESoft; provided, however, that the release provisions of this paragraph shall not apply to claims for breach of the terms and conditions of this Agreement.

             5.          RESoft, its successors, subsidiaries, affiliates, assigns, officers, shareholders, directors, partners, agents, and their respective heirs and legal representatives do hereby release and discharge Venture and its successors, subsidiaries, affiliates, assigns, officers, shareholders, directors, partners, agents, and their respective heirs and legal representatives from all claims which they now have, ever had, or may hereinafter have in any way related to the Agency Agreement and any other document, agreement or thing whatsoever between RESoft and Venture; provided, however, that the release provisions of this paragraph shall not apply to claims for breach of the terms and conditions of this Agreement.

             6.          The parties agree to execute Cancellation of Exclusive Agency and Representation Agreement as attached (“Cancellation”).  In the event of a conflict between the terms and conditions of this Agreement and the Notice of Cancellation, the terms and conditions of this Agreement shall control.

             IN WITNESS WHEREOF, the undersigned have executed this Termination Agreement as of the day and year first above written.

Venture One Real Estate, LLC			RESoft, Inc.
Stonehaven Realty Trust, Inc.

By:	Mark B. Goode	By:	Duane H. Lund
	Its: Partner		Its: Chief Executive Officer